Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Avnet, Inc.:
We consent to the use of our reports dated August 25, 2008 with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 28, 2008 and June 30, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2008, the related financial statement schedule for each of the years in the three-year period ended June 28, 2008 and the effectiveness of internal control over financial reporting as of June 28, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements contains an explanatory paragraph that states that effective June 30, 2007, Avnet, Inc. adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), and that effective July 1, 2007, Avnet, Inc. adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.
/s/  KPMG LLP
Phoenix, Arizona
December 5, 2008